UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGEACT OF 1933

Li-Cycle Holdings Corp.

(Exact name of registrant as specified in its charter)

Ontario, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2351 Royal Windsor Drive, Unit 10 Mississaugua, ON	L5J 4S7
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class to be registered
Common shares, without par value	The New York Stock Exchange
Warrants, each whole warrant exercisable for one common share at an exercise price of $11.50 per share, subject to adjustment	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-254843

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are common shares without par value (the “Common Shares”) and warrants, each entitling the holder thereof to purchase one Common Share at an exercise price of $11.50 per share, subject to adjustment, (the “Warrants”) of Li-Cycle Holdings Corp. (the “Registrant”).

The description of the Common Shares and Warrants contained in the section titled “Description of Amalco’s Securities” captioned “Amalco Common Shares,” Notes (4) and (5) to the “Calculation of Registration Fee” appearing on the cover, and the Risk Factor titled, “Amalco Warrants will become exercisable following the Business Combination, which could increase the number of Amalco Shares eligible for future resale in the public market and result in dilution to its shareholders,” and “A provision in the Warrant Agreement may make it more difficult for us to consummate the Business Combination,” respectively, of the Registrant’s proxy statement/prospectus forming a part of the registration statement on Form F-4, File No. 333-254843, as amended from time to time (the “Registration Statement”), filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) is incorporated herein by reference. The description of the Common Shares and Warrants is qualified in its entirety by reference to the Li-Cycle Holdings Corp. By-Laws, which are filed as Exhibit 3.1 to this Form 8-A and incorporated herein by reference. The description of the Warrants is qualified in its entirety by reference to the Warrant Agreement, dated September 23, 2020 by and between Peridot Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.1 of Peridot Acquisition Corp.’s Current Report on Form 8-K filed on September 28, 2020 and incorporated by reference herein and the Warrant Amendment Agreement, dated August 10, 2021 by and between Peridot Acquisition Corp., the Company and Continental Stock Transfer & Trust Company, as warrant agent, which is filed as Exhibit 10.1 to this Form 8-A and incorporated herein by reference.

Any prospectus or prospectus supplement to the Registration Statement that includes descriptions of the Common Shares and/or Warrants subsequently filed with the Commission is hereby also incorporated by reference herein.

The Common Shares and Warrants to be registered hereunder have been approved for listing on the New York Stock Exchange (“NYSE”) under the symbols “LICY” and “LICYW”, respectively.

Item 2. Exhibits

Exhibit Number	Exhibit Description

3.1	By-laws of Li-Cycle Holdings Corp.

4.2	Warrant Agreement, dated as of September 23, 2020, between Continental Stock Transfer & Trust Company and Peridot Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Peridot Acquisition Corp.’s Current Report on Form 8-K filed on September 28, 2020).

4.3	Warrant Amendment Agreement and Form of Warrant Certificate, dated as of August 10, 2021, by and among Peridot Acquisition Corp., Li-Cycle Holdings Corp. and Continental Stock Transfer & Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 10, 2021		Li-Cycle Holdings Corp.

	By:	/s/ Bruce MacInnis
Bruce MacInnis Chief Financial Officer

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